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Exhibit 10.1

STATE STREET CORPORATION
225 Franklin Street
Boston, MA 02110

Notification of Grant of Performance Award

March 3, 2004

Re:
Performance Award

Dear                        :

This letter shall serve as an agreement between you and State Street Corporation (the "Company") setting forth the terms and conditions relating to the Performance Award granted to you under the Company's 1997 Equity Incentive Plan, as amended (the "Plan"), if certain performance targets are met during designated performance periods.

1.     Grant of Performance Award.

You have been granted an Award consisting of            units (a "Performance Award") entitling you to payment as described below upon satisfaction of the terms and conditions of this Award. The Award has been granted with respect to the performance period (the "Performance Period") commencing January 1, 2004 and ending on December 31, 2005 (the "Maturity Date").

2.     Performance Targets: Committee Certification.

Your Performance Award shall be earned as follows:

(a) Earnings Per Share (EPS). Seventy percent (70%) of the Performance Awards granted (            ) shall be earned based upon the Company's fully diluted aggregated earnings per share (EPS), as reported, during the Performance Period.

(b) Return on Equity (ROE). Thirty percent (30%) of the Performance Awards granted (            ) shall be based on the Company's average return on common stockholders' equity (ROE), as reported, during the Performance Period.

The specific EPS and ROE targets were established by the Committee on March 3, 2004 and are attached. Achievement of the specific performance target(s) will be a condition to the earning of any payment under this Award. The earning of the Award is also conditioned upon Committee certification, following the close of the Performance Period, that the specific performance targets have been achieved.

3.     Form of Payment.

(a) Each Performance Award is payable in cash, on or before the March 31st next following the end of the Performance Period, in an amount equal to the fair market value of one share of the Company's common stock, $1.00 par value (the "Common Stock"). For this purpose, fair market value shall mean the average of the closing high and low prices of the Common Stock on the ten trading days preceding the end of the Performance Period.

(b) Upon your request made prior to January 1st of the year of the end of the Performance Period, payment under this Award may be deferred on such terms and for such period as the Committee may approve. The deferred amount will be credited to the Restoration & Voluntary Deferral Plan.

4.     Non-Transferability, Etc.

The Award, including Performance Awards represented thereby, shall not be transferable otherwise than by will or the laws of descent and distribution.

5.     Termination of Employment

(a)
No amount shall be paid in respect of the Award in the event that you cease to be employed by the Company prior to the end of the Performance Period, except as the Committee may otherwise determine.

(b)
Any payment under the Award pursuant to an exercise by the Committee of its discretion under (a) above will take into account the time between the date your employment so terminated and the end of the Performance Period. In addition, payment to you of any unearned Performance Awards after termination of your employment otherwise than by reason of your death shall be subject to the conditions that until the Maturity Date you shall (i) not engage whether directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association, or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company or any of its direct or indirect subsidiaries, and (ii) be available at reasonable times for consultations at the request of the Company's management with respect to phases of the business with which you were actively connected during your employment. In the event that either of the above conditions is not fulfilled, you shall receive no payment of the unearned Performance Award. Any determination by the Board of Directors [Committee] that you are, or have engaged in a competitive business or activity as aforesaid or not have been available for consultations as aforesaid shall be conclusive. Notwithstanding the foregoing this paragraph 5(c) shall be inapplicable following a Change of Control.

6.     Acceleration of Performance Award.

Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control occurring prior to the Maturity Date, you shall be entitled at the time of such Change of Control to receive a cash payment per Performance Award equal to the adjusted fair market value of a share of the Common Stock. For purposes of the preceding sentence, "adjusted fair market value" shall mean the higher of the (i) the highest average of the reported daily high and low prices per share of the Common Stock during the 60 day period prior to the first date of actual knowledge by the Board of Directors of a Change of Control, and (ii) if the Change of Control is the result of a transaction or series of transactions described in Section 7.4(b)(1) or (3) of the Plan, the highest price per share of the Common Stock paid in such transaction series of transactions (which in the case of a transaction described in Section 7.4(b)(1) of the Plan shall be the highest price per share of the Common Stock as reflected in a Schedule 13D filed by the person having made the acquisition.

7.     Changes in Capitalization or Corporate Structure.

The aggregate number of Performance Awards reflected in the Award shall be appropriately adjusted pursuant to Section 8.6 of the Plan to reflect transactions, events or circumstances described in said Section 8.6.

8.     Amendments to Performance Units.

Subject to the specific limitations set forth in the Plan, the Board of Directors [Committee] may at any time suspend or terminate any rights or obligations relating to Performance Awards prior to their Maturity Date without your consent.

9.     Compliance with Section 162(m).

The Committee shall exercise its discretion with respect to this award in all cases so as to preserve the deductibility of payments under the Award against disallowance by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code).

10.   Provisions of the Plan.

The provisions of the Plan are incorporated herein by reference, and all terms not other wise defined herein shall have the meaning given to them in the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. You acknowledge that you have received a copy of the Plan [and a copy of the Prospectus for the Plan].

If the Award and the foregoing terms and conditions are acceptable to you, please sign the enclosed counterpart of this letter and return the same to the undersigned.

Very Truly Yours,
STATE STREET CORPORATION
By	Boon Ooi Senior Vice President

The undersigned hereby accepts the Award and the Performance Awards represented thereby on the terms and subject to the conditions set forth above.

Dated:

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Notification of Grant of Performance Award